Exhibit 23.1
CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM
We consent to the incorporation by reference in the Registration Statement on Form S-8 (No. 333-168878) of our report dated February 28, 2011, with respect to the consolidated financial statements and schedule of RealPage, Inc. included in this Annual Report (Form 10-K) for the year ended December 31, 2010.
/s/ Ernst & Young LLP
Dallas, Texas
February 28, 2011